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                                                                 EXHIBIT (a)(5)

       OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

                                      of

                       Puerto Rican Cement Company, Inc.

                                      by

                          Tricem Acquisition, Corp.,
                    an indirect wholly owned subsidiary of
                              CEMEX, S.A. de C.V.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JULY 29, 2002, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

   Enclosed for your consideration is the Offer to Purchase, dated July 1, 2002 (the "Offer to Purchase"), and a related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Tricem Acquisition, Corp., a Puerto Rico corporation (the "Purchaser") and an indirect wholly owned subsidiary of CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("CEMEX"), to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Puerto Rican Cement Company, Inc., a Puerto Rico corporation (the "Company"), at a purchase price of U.S. $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.

   We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

    1. The offer price is U.S. $35.00 per Share, net to you in cash, without interest thereon.

    2. The Offer is being made for all outstanding Shares.

    3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 11, 2002 (the "Merger Agreement"), among CEMEX, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Upon completion of the Merger, each Share issued and outstanding (other than Shares held by the Company, CEMEX, the Purchaser or their respective subsidiaries and other than Shares held by stockholders who properly exercise their appraisal rights under Puerto Rico law) will be converted into the right to receive U.S. $35.00 in cash, without interest. See Section 11 of the Offer to Purchase for a discussion of the Merger Agreement.

    4. The Company's board of directors, at a special meeting held on June 11, 2002, with one director absent, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to the Company's stockholders and in the best interests of the Company and its stockholders, (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommended that the Company's stockholders (A) accept the Offer and (B) if stockholder approval is necessary, approve the Merger Agreement and the Merger. Accordingly, the Company's board of directors has recommended that you accept the Offer and tender all of your Shares pursuant to the Offer.

    5. Concurrently with entering onto the Merger Agreement, the Purchaser and CEMEX entered into substantially identical Transaction Support Agreements with four stockholders of the Company that collectively own 1,482,804 Shares, constituting approximately 29% of the Shares outstanding. Under the Transaction Support Agreements, these stockholders have agreed, among other things, to tender their Shares in the Offer and to vote for the Merger. See Section 11 of the Offer to Purchase for a discussion of the Transaction Support Agreements.

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    6. The Offer and withdrawal rights will expire at 12:00 midnight, Eastern time, on Monday, July 29, 2002 (the "Expiration Date"), unless the Offer is extended.

    7. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   The Offer is conditioned upon, among other things, (1) there being validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated. The Offer is subject to certain other conditions contained in Sections 1 and 15 of the Offer to Purchase. Please read Sections 1 and 15 of the Offer to Purchase, which set forth in full the conditions to the Offer.

   The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us also is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us sufficiently before the Expiration Date to permit us to submit a tender on your behalf prior to the Expiration Date.

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  INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING
                            SHARES OF COMMON STOCK

                                      of

                       Puerto Rican Cement Company, Inc.

                                      by

                          Tricem Acquisition, Corp.,
                    an indirect wholly owned subsidiary of
                              CEMEX, S.A. de C.V.

   The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated July 1, 2002, and the related Letter of Transmittal, in connection with the offer by Tricem Acquisition, Corp., a Puerto Rico corporation (the "Purchaser") and an indirect wholly owned subsidiary of CEMEX, S.A. de C.V., a company organized under the laws of the United Mexican States ("CEMEX"), to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Puerto Rican Cement Company, Inc., a Puerto Rico corporation (the "Company"), at a purchase price of U.S. $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.


             Number of Shares to Be Tendered:*
               ___________________________________

             Account Number:________             SIGN HERE

             Dated:______ , 2002         _________________________

                                         _________________________
                                               Signature(s)

                                         _________________________

                                         _________________________

                                         _________________________

                                         _________________________
                                             Print Name(s) and
                                                Address(es)

                                         _________________________

                                         _________________________

                                         _________________________
                                          Area Code and Telephone
                                                 Number(s)

                                         _________________________
                                          Taxpayer Identification
                                            or Social Security
                                                 Number(s)

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.